FIRST AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

This First Amendment (this "Amendment") to that certain Convertible Promissory Note (the "Note"), dated as of January 11, 2016, by and between SocialPlay USA, Inc. ("Maker"), a company organized and existing under the laws of the State of Nevada, and CMGT, Inc. (“Holder"), is made effective as of this 17th day of February, 2017 (the "Amendment Effective Date").

WITNESSETH:

In consideration of the foregoing and of the promises. agreements. representations. warranties, and covenants herein contained, and intended to continue to be bound to the Note, as amended by this Amendment. the Parties hereby agree as follows:

1. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Note.

2. Section 2.3 of the Note is hereby amended to state in its entirety:

Section 2.3. Conversion Price. The Conversion Price shall equal to $0.10 per share, subject to adjustment as set forth herein.

(a)                     Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Maker shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where the Maker is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock of the Maker), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation ("Other Property"), are to be received by or distributed to the holders of Common Stock of the Maker, then Holder shall have the right thereafter to receive, upon conversion of this Note, the number of shares of common stock of the successor or acquiring corporation or of the Maker, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock into which this Note is convertible immediately prior to such event. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Maker) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Note to be performed and observed by the Maker and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined in good faith by resolution of the Board of Directors of the Maker) in order to provide for adjustments of the number of shares of common stock into which this Note is convertible which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 2.3(a). For purposes of this Section 2.3(a), "common stock of the successor or

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acquiring corporation" shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 2.3(a) shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

(b)                     Adjustments to Conversion Price. If the Maker shall (i) declare a dividend or other distribution payable in securities, (ii) split its outstanding shares of Common Stock into a larger number, (iii) combine its outstanding shares of Common Stock into a smaller number, or (iv) increase or decrease the number of shares of its capital stock in a reclassification of the Common Stock including any such reclassification in connection with a merger, consolidation or other business combination in which the Maker is the continuing entity (any such corporate event, an "Event"),then in each instance the Conversion Price shall be adjusted such that the number of shares issued upon conversion of the sum due and owing hereunder will equal the number of shares of Common Stock that would otherwise be issued but for such event.

(c)                     Subsequent Sales of Common Stock. If the Maker at any time sells, grants any option to purchase, otherwise disposes of, or issues (or announces any sale, grant, or any option to purchase or other disposition) any Common Stock of the Corporation at an effective price per share that is lower than the conversion price then in effect (such lower price, the "Base Conversion Price" and such issuances collectively, a "Dilutive Issuance"), then the Conversion Price shall be reduced to the Base Conversion Price. The following shall not be considered a Dilutive Issuance hereunder:

i.	Shares of common stock issuable upon a forward split, share dividend, or any subdivision applicable to the Maker's common stock;

ii.	Shares of common stock issued or issuable to employees, officers, or directors of, or consultants to, the Company as compensation;

iii.	Shares of common stock issued or issuable in connection with a merger, acquisition, technology or intellectual property license, collaboration, research, development or similar agreement, or strategic business partnerships or joint ventures.

(d)                      Notice of Adjustment. Whenever the number of shares of Common Stock or number or kind of securities or other property issuable upon the conversion of this Note or the Conversion Price is adjusted, as herein provided, the Maker shall promptly mail by registered or certified mail, return receipt requested, to the Holder of this Note notice of such adjustment or adjustments setting forth the number of shares of Common Stock (and other securities or property) issuable upon the conversion of this Note and the Conversion Price of such shares of

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Common Stock (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. Such notice, in the absence of manifest error, shall be conclusive evidence of the correctness of such adjustment.

3.      The Maker and the Holder acknowledge that quarterly interest payments required under the Note commencing March 31, 2016 have not been paid. Such accrued and unpaid interest in the total amount of $44,289 is hereby deemed an additional advance under the Note and the sum of $44,289 is hereby acknowledged as an addition to the principal sum due thereunder. All defaults under the Note, and any penalty therefor, resulting from the Maker's failure to remit such prior payments is hereby waived by Holder. Maker shall remit quarterly payments of interest only to Holder on all amounts due and owing under the Note on the last day of each calendar quarter commencing September 30, 2017.

4. All other terms and conditions under the Note not otherwise amended, modified or affected by this Amendment shall continue to be in effect and bind the Parties. The Note or this Amendment may only be modified with prior written agreement from both Parties.

IN WITN ESS WHE REOF. the pa1ties hereto have caused this Amendment to be duly executed on the last date written below, effective as of the Amendment Effective Date.

CMGT, Inc.

By: /s/ Oliver-Barret Lindsay

Print name: OLIVER-BARRET LINDSAY

Title: MANA GING DIRECTOR

SocialPlay USA, Inc.

By: /s/ Robert Rosner

Robert Rosner, CEO

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